UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2011

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53283	33-0843696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building #26, No 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China	201203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (86) 021 20281866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 7, 2011, Mr. Tian Ye notified China Energy Recovery, Inc. (the “Company”) of his resignation from the Company’s Board of Directors, effective as of June 25, 2011.  Mr. Tian Ye is resigning to pursue other business interests that have grown to take more of his business time. Also on June 7, 2011, Mrs. Zhou Jialing notified the Company of her resignation from the Company’s Board of Directors, effective immediately, for personal reasons.

On June 7, 2011, the Board of Directors appointed Dr. Yan Sum Kung and Mr. Jules Silbert as directors to replace the departing directors. In connection with their appointment to the Board, both Dr. Kung and Mr. Silbert received ten-year options to purchase up to 60,000 shares of the Company’s common stock. The options vest in eight equal quarterly installments on each of July 1, October 1, January 1 and April 1, beginning on July 1, 2011 and are exercisable at a price of $0.73 per share. Dr. Kung and Mr. Silbert are also entitled to receive cash compensation for their services as directors in the amount of $25,000 per month. Both Dr. Kung and Mr. Silbert are deemed by the Board to be independent directors.

Since June 1980, Dr, Kung has been Director of Chinachem Group, a property developer based in Hong Kong, and since January 2010, Dr. Kung has been Chairman of the Executive Committee. From September 1981 to December 2009, Dr. Kung was a practicing doctor in Hong Kong. The Board believes that Dr. Kung’s experience as a sophisticated property developer will contribute to the proper management of its assets and oversight of its financial development. Dr. Kung is fluent in English and Mandarin and Cantonese. Dr. Kung has been appointed to the Compensation Committee and Nominating Committee of the Board of Directors.

Mr. Jules Silbert, 83, has been a member of the board of directors of the Company since June 2011.  Mr. Silbert has been an independent consultant since January 2002 focusing on marketing, e-commerce, consumer behavior and information technology systems, working with  leading consumer retailers and direct marketing firms, among others.  Prior to his consulting activities, Mr. Silbert was an Executive Vice President of Brylane, a private, then public, company, concentrating on strategic planning, growth initiatives, and business development from September 1991 until March 1999.  Mr. Silbert was also a member of the board of directors of Brylane from 1991 to 1999.  From 1983 to 1991, Mr. Silbert was the founder and principal of The Silbert Group, a management consulting firm focused on the direct marketing business segment. Prior to his management consulting firm, Mr. Silbert worked with General Electric and Lane Bryant, and was a member of the board of directors of Lane Bryant. Mr. Silbert has been a member of the boards of several private and public companies and non-profit entities.  Mr. Silbert has a Bachelor of Electrical Engineering degree from NC State University, and has been involved as a member of senior management in strategic planning, and innovative growth strategies  throughout his career.  Mr. Silbert's background in electrical engineering, experience with leading US and international firms in industrial equipment marketing, consumer marketing, and information technology systems, together with extensive senior executive and board positions, will provide the Company with a wealth of management and marketing experiece and board and management governance enhancement.  Mr. Silbert has been appointed to the Audit Committee and Nominating Committee of the Board of Directors.

Ms. Estelle Lau was appointed to the Compensation Committee  and Audit Committee.

In addition, the Board adjusted the exercise price of Mr. Ye’s 500,000 options, granted to him in July 2009 in connection with his appointment to the Board, from $1.58 to $0.73 per share. The Board also adjusted the exercise price of current Board member Estelle Lau’s 60,000 options, granted to her in October 2009 in connection with her appointment to the Board, from $1.22 to $0.73 share.

Furthermore, the Board of Directors appointed Simon Dong as the Company’s acting Chief Financial Officer, replacing Qinghuan Wu, the Company’s Chief Executive Officer, who had been the Company’s acting Chief Financial Officer since November 2009.

Mr. Dong, age 31, has been the financial controller of the Company since November 2009, and since June 2011, the acting Chief Financial Officer.  From December 2007 to November 2009, Mr. Dong was the Financial and Administrative Director of Media-Plus Group, a private company engaged in different businesses, including catering, retail sales, movies, comics and entertainment.  From August 2002, to December 2007, Mr. Dong was employed by PricewaterhouseCoopers  as a Manager, Assurance Services.  Mr. Dong has a Bachelor of Arts in Economics from Fudan University, China.

The Board adopted an equity based awards plan, the 2011 Performance Equity Plan, which provides for up to 3,714,800 shares of common stock to be awarded by the Board or Compensation Committee, as stock options and other stock based awards.  The plan provides that awards may be offered to directors, officers, employees and other consultants to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: June 10, 2011	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer